Exhibit 99.1

PPL contacts:	For news media - George C. Lewis, 610-774-4687 For financial analysts - Joseph P. Bergstein, 610-774-5609

Riverstone contacts:	Jeffrey Taufield and James David, Kekst and Company, 212-521-4800

PPL and Riverstone Accept FERC's Additional Mitigation Measures

ALLENTOWN, Pa. (Jan. 27, 2015) -- PPL Corporation and Riverstone Holdings LLC affiliate RJS Power Holdings LLC filed a joint response Tuesday (1/27) with the Federal Energy Regulatory Commission accepting additional market power mitigation measures required for FERC approval of the previously announced spinoff of PPL Energy Supply and its combination with competitive generation assets owned by RJS Power Holdings. The combination is expected to establish a new independent power producer called Talen Energy.
The additional mitigation measures address competitiveness issues in a specific region of the PJM Interconnection that includes eastern Pennsylvania, New Jersey and Maryland. PPL and RJS Power Holdings proposed divesting either of two groups of assets in that region. Each group has about 1,300 megawatts of generating capacity. The two groups include common assets with about 650 megawatts of generating capacity.
In an order issued Dec. 18, 2014, FERC conditionally approved the transaction pending additional measures that would satisfy concerns it expressed with the original mitigation proposal.
PPL and RJS Power Holdings have agreed that within 12 months after closing of the transaction, Talen Energy will divest generating assets identified in one of the groups, and limit PJM energy market offers from assets it would retain from the other group to cost-based offers.
After full evaluation, both parties believe the enhanced mitigation will not have a materially different impact on the future operating results of Talen Energy than the original proposal.
The response to FERC does not identify which group of generating assets is to be divested. That decision is not expected until after closing.
The parties are continuing with other regulatory reviews to obtain approvals needed to complete the transaction. These include the Nuclear Regulatory Commission, U.S. Department of Justice and Pennsylvania Public Utility Commission. The transaction is expected to close in the second quarter of 2015.
PPL Corporation (NYSE: PPL), with 2013 revenues of $12 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom. PPL has announced an agreement to spin off its competitive generation business and combine it with the competitive generation business of Riverstone Holdings to form Talen Energy Corporation. More information is available at www.pplweb.com.
Riverstone Holdings LLC is an energy and power-focused private investment firm founded in 2000 by David M. Leuschen and Pierre F. Lapeyre, Jr. with approximately $27 billion of equity capital raised. Riverstone conducts buyout and growth capital investments in the exploration & production, midstream, oilfield services, power and renewable sectors of the energy industry. With offices in New York, London, Houston and Mexico City, the firm has committed approximately $29 billion to 116 investments in North America, Latin America, Europe, Africa and Asia.

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